Exhibit 10.35+
Award No. «GrantNumber»

INTUIT INC. 2005 EQUITY INCENTIVE PLAN GRANT AGREEMENT
Restricted Stock Unit
(MSPP Matching Award)

Intuit Inc., a Delaware corporation (the “Company”), hereby grants you a restricted stock unit award (“Award”) pursuant to the Company's 2005 Equity Incentive Plan (the “2005 Plan”) and the Management Stock Purchase Program (the “MSPP”) adopted under the 2005 Plan, for the number of shares of the Company's Common Stock, $0.01 par value per share (“Common Stock”) set forth below. All capitalized terms in this Grant Agreement (“Agreement”) that are not defined in this Agreement have the meanings given to them in the MSPP or the 2005 Plan. This Award is subject to all of the terms and conditions of the MSPP and the 2005 Plan, each of which is incorporated into this Agreement by reference. This Agreement is not meant to interpret, extend, or change the MSPP or the 2005 Plan in any way, or to represent the full terms of the MSPP or the 2005 Plan. If there is any discrepancy, conflict or omission between this Agreement and the provisions of either the MSPP or the 2005 Plan, the provisions of the MSPP and/or the 2005 Plan, as applicable, shall apply.

Name of Participant:
Employee ID:
Address:
Number of Shares:
Date of Grant:
Vesting Date: [insert date three years from grant date]

Subject to the forfeiture provisions set forth in this Agreement, this Award will vest as to 100% of the Number of Shares on the Vesting Date set forth above, provided you have not Terminated prior to that date.

1. In the event of your Termination prior to the Vesting Date, the following provisions will govern the vesting of this Award:

(a) Termination Generally: In the event of your Termination prior to the Vesting Date for any reason other than as expressly set forth in the other subsections of this Section 1 of the Agreement, this Award will terminate without having vested as to any of the shares subject to this Award and you will have no right or claim to anything under this Award.

(b) Termination due to Retirement: In the event of your Termination prior to the Vesting Date due to your Retirement, you will vest pro-rata in a percentage of the Number of Shares equal to your number of full months of service since the Date of Grant divided by thirty-six months, rounded down to the nearest whole share of Intuit Common Stock, and the Vesting Date under this Agreement will be your Termination Date. For purposes of this Award, Retirement means the Termination of your employment with the Company after you have reached age fifty-five (55) and completed ten full years of service with the Company (including any Parent or Subsidiary).

(c) Termination due to Death or Total Disability: In the event of your Termination prior to the Vesting Date due to your death or Total Disability after you have been actively employed by the Company for one year or more, this Award will vest pro-rata in a percentage of the Number of Shares equal to your number of full months of service since the Date of Grant divided by thirty-six months, rounded down to the nearest whole share of Intuit Common Stock, and the Vesting Date under this Agreement will be your Termination Date. For purposes of this Award, Total Disability is defined in Section 5.6(a) of the 2005 Plan.

(d) Termination on or Within One Year Following Corporate Transaction: In the event of your Termination by the Company or its successor, prior to the Vesting Date, but on or within one year following the date of a Corporate Transaction, you will vest pro-rata in a percentage of the Number of Shares equal to your number of full months of service since the Date of Grant divided by thirty-six months, rounded down to the nearest whole share of Intuit Common Stock, and the Vesting Date under this Agreement will be your Termination Date. For purposes of this Award, Corporate Transaction is defined in Section 26(h) of the 2005 Plan.

2. Issuance of Shares under this Award: The Company will issue you the Shares subject to this Award on the Vesting Date. Until the date the shares are issued to you, you will have no rights as a stockholder of the Company. Notwithstanding anything herein to the contrary, in the event that the Vesting Date occurs as a result of your Termination for any reason other than death or “disability” (as such term is defined under Section 409A of the Code), and the Company determines that as of such Vesting Date you are a “specified employee” (as such term is defined under Section 409A of the Code), any Shares that would otherwise be issued to you on such Vesting Date will not be issued to you until the date that is six months following the Termination Date (or such earlier time permitted under Section 409A of the Code without the imposition of any accelerated or additional taxes under Section 409A of the Code).

3.
Rights as a Stockholder; Dividend Equivalent Rights. You shall have no voting or other rights as a stockholder with respect to the Shares of Common Stock underlying the Award until such Shares of Common Stock have been issued to you. Notwithstanding the preceding sentence, you shall be entitled to receive payment of the equivalent of any and all dividends declared by the Company on its Common Stock on each date on which dividends are paid on and after the date of grant of the Award in an amount equal to the amount of such dividends multiplied by the number of Shares of Common Stock underlying the then outstanding portion of the Award. These dividend equivalents shall be paid upon the later of (a) the date dividends are paid to the common stockholders of the Company, or (b) the date the Restricted Stock Units with respect to which such dividend equivalents are payable become vested (it being understood that no dividend equivalents will be paid with respect to Shares underlying any Restricted Stock Units that do not vest, but that dividend equivalent rights equal to the dividends declared on the Company's Common Stock from and after the date of grant of the unvested Restricted Stock Units shall be paid as and when such Restricted Stock Units vest).

4.
Withholding Taxes: This Award is generally taxable for purposes of United States federal income and employment taxes upon vesting based on the Fair Market Value on Vesting Date. To the extent required by applicable federal, state or other law, you shall make arrangements satisfactory to the Company for the payment and satisfaction of any income tax, social security tax, payroll tax, payment on account or other tax related to withholding obligations that arise under this Award and, if applicable, any sale of Shares of the Common Stock. The Company shall not be required to issue shares of the Common Stock pursuant to this Award or to recognize any purported transfer of shares of the Common Stock until such obligations are satisfied. Unless otherwise agreed to by the Company and you, these obligations will be satisfied by the Company withholding a number of shares of Common Stock that would otherwise be issued under this Award that the Company determines has a Fair Market Value sufficient to meet the tax withholding obligations. For purposes of this Award, Fair Market Value is defined in Section 26(n) of the 2005 Plan.

You are ultimately liable and responsible for all taxes owed by you in connection with this Award, regardless of any action the Company takes or any transaction pursuant to this section with respect to any tax withholding obligations that arise in connection with this Award. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of this Award or the subsequent sale of any of the shares of Common Stock underlying the shares that vest. The Company does not commit and is under no obligation to structure this Award to reduce or eliminate your tax liability.

5. Disputes: Any question concerning the interpretation of this Agreement, any adjustments to made thereunder, and any controversy that may arise under this Agreement, shall be determined by the Committee in accordance with its authority under Section 4 of the 2005 Plan and Section 7 of the MSPP. Such decision by the Committee shall be final and binding.

6. Other Matters:

(a) The Award granted to an employee in any one year, or at any time, does not obligate the Company or any subsidiary or other affiliate of the Company to grant an award in any future year or in any given amount and should not create an expectation that the Company (or any subsidiary or other affiliate) might grant an award in any future year or in any given amount.

(b) Nothing contained in this Agreement creates or implies an employment contract or term of employment or any promise of specific treatment upon which you may rely.

(c) Notwithstanding anything to the contrary in this Agreement, the Company may reduce your Award if you change classification from a full-time employee to a part-time employee.

(d) This Award is not part of your employment contract (if any) with the Company, your salary, your normal or expected compensation, or other renumeration for any purposes, including for purposes of computing benefits, severance pay or other termination compensation or indemnity.

(e) Because this Agreement relates to terms and conditions under which you may be issued shares of Common Stock of Intuit Inc., a Delaware corporation, an essential term of this Agreement is that it shall be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. Any action, suit, or proceeding relating to this Agreement or the Award granted hereunder shall be brought in the state or federal courts of competent jurisdiction in Santa Clara County in the State of California.

This Agreement (including the MSPP and the 2005 Plan, which is incorporated by reference) constitutes the entire agreement between you and the Company with respect to this Award, and supersedes all prior agreements or promises with respect to the Award. Except as provided in the MSPP and/or the 2005 Plan, this Agreement may be amended only by a written document signed by the Company and you. Subject to the terms of the MSPP and the 2005 Plan, the Company may assign any of its rights and obligations under this Agreement, and this Agreement shall be binding on, and inure to the benefit of, the successors and assigns of the Company. Subject to the restrictions on transfer of an Award described in Section 14 of the 2005 Plan, this Agreement shall be binding on your permitted successors and assigns (including heirs, executors, administrators and legal representatives). All notices required under this Agreement or the MSPP or the 2005 Plan must be mailed or hand-delivered, (1) in the case of the Company, to the Company at its address set forth in this Agreement, or at such other address designated in writing by the Company to you, and (2) in the case of you, at the address recorded in the books and records of the Company as your then current home address.

The Company has signed this Award Agreement effective as the Date of Grant.

INTUIT INC.
2632 Marine Way
Mountain View, California 94043

By: ___________________________________
Brad D. Smith, Chief Executive Officer